Exhibit 99.3
Graham Annual Executive Cash Bonus Program
Effective April 1, 2006
Summary
The objective of this plan is to compensate the CEO and direct reports for above average performance through annual bonuses related to both Company and individual performance. Financial budgets and individual objectives will be set on or before the start of the current fiscal year and bonuses will be paid as soon as practicable after the end of the fiscal year.
Eligibility and Participation
1.	Eligible employees shall include the CEO and direct reports. “Direct reports” means (a) the CFO, (b) the VP of Asia Operations, (c) the VP and General Manager, and (d) such other employees of the Company selected by the CEO to participate in this plan, subject to the approval by the Compensation Committee of such participation.

2.	Target participation levels at 100% of financial budget and full attainment of personal objectives are as follows:
CEO — 60% of base pay
Direct reports — 35% of base pay
The Compensation Committee may change these levels before the start of each fiscal year.
3.	Participants for this compensation plan are eligible upon employment unless otherwise determined by the CEO for direct reports and the Compensation Committee in the case of the CEO.

4.	Executives who resign before the end of the fiscal year shall receive no bonus except as approved by the Compensation Committee.
Establishment and Level of Goals
1.	Financial goals shall be set during the annual budgeting process and shall be approved by the Board along with the annual budget.

2.	Individual objectives shall be set on or before the annual budget. The Chairman shall approve individual objectives for the CEO. The CEO shall approve individual objectives for direct reports. The Chairman and CEO shall determine the number and weighting of objectives.

3.	Bonus components shall be as follows with financial objectives representing 90% of bonus, and personal objectives representing 10%. For bonus purposes, Average Working

Capital % is defined as gross inventory plus gross trade accounts receivable minus trade payables divided by sales. The working capital calculation for bonus purposes shall be the average of the end of each fiscal quarter divided by full fiscal year sales.
4.	The Bonus metrics are:

Net Income	– 70% of bonus
Average Working Capital %	– 20% of bonus
Personal Objectives	– 10% of bonus
Each of the two financial components shall be calculated in accordance with the tables below. No financial bonus shall be paid for performance less than 70% of budget for net income or greater than 110% of budget for average working capital %. Bonus for each financial component shall be capped at 150% of budget for Net Income and 75% of budget for Average Working Capital %. Net Income shall be based upon year-end results. Average Working Capital % shall be the average of each quarter. Currency exchange rates will be calculated monthly at a fixed rate to eliminate currency fluctuations from incentive calculations.
Payout Versus Budget for Net Income

Payout Matrix for Net Income
% Achieved	Payout %	% Achieved	Payout %
0-69%	0%	120%	120%
70%	10%	130%	130%
80%	60%	140%	140%
90%	80%	150%	150%
100%	100%
110%	110%
Payout Versus Budget for Average Working Capital % (Inventory +Receivables — Payables/Sales). Working Capital shall be the average of the end of each fiscal quarter divided by full fiscal year sales.

Payout Matrix for Working Capital
% Achieved	Payout %	% Achieved	Payout %
110%	50%	80%	138%
105%	75%	75%	150%
100%	100%
95%	108%
90%	118%
85%	128%

Individual objectives shall be calculated based upon the table below. Individual objectives are not tied to the financial performance. Therefore, an individual may achieve up to 10% of bonus even though the Company does not reach the required targets in either of the two financial components.
Payout Versus Attainment of Personal Objectives

Personal Objective Matrix
% Attainment	Payout
0%	0%
10%	1%
20%	2%
30%	3%
40%	4%
50%	5%
60%	6%
70%	7%
80%	8%
90%	9%
100%	10%
Other Considerations
1.	Participants who change position during the fiscal year shall receive bonus on a pro rated basis.

2.	Special awards may be made to any executive or employee who has made an extra ordinary contribution to the Company during the year. Such awards must be recommended in writing by the CEO to the Chair of the Compensation Committee and may be approved by the Committee.

3.	Extraordinary events that either positively or negatively affect financial performance may be included or excluded in financial calculations at the discretion of the Compensation Committee.

4.	Nothing herein shall be construed to limit or affect the normal and usual powers of management, including right to terminate any individual at any time.

5.	The Compensation Committee shall have final and conclusive authority on the existence and administration of this plan.

6.	In the event of death, a participant’s designated beneficiary will be entitled to the participant’s plan benefits. If the participant has not designated a beneficiary, the participant’s beneficiary or beneficiaries will be determined in accordance with the participant’s will. If there is no will, the beneficiary or beneficiaries shall be determined by the laws of descent and distribution in the state in which the participant was a resident at the time of death.

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